Exhibit 16.1

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.W.

Washington, DC 20549-7561

Re: Bio-En Holdings Corp.

To Whom It May Concern:

We have read the statements under Item 4.01 in the Form 8-K dated September 26, 2019 of Bio-En Holdings Corp. (the “Company”) filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to agree or disagree with the other statements made by the Company in the Form 8-K.

Very truly yours,

/S/ Dov Weinstein & Co. C.P.A. (Isr.)